Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES RECORD FOURTH QUARTER AND

FISCAL YEAR 2004 OPERATING RESULTS

Uncasville, Connecticut, November 16, 2004 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, today announced its operating results for the quarter and fiscal year ended September 30, 2004.

Results and significant events for the quarter ended September 30, 2004 were as follows:

•	Record gaming revenues of $296.9 million, a 4.2% increase over the corresponding period in the prior year

•	Gross slot revenues of $222.1 million, a 4.4% increase over the corresponding period in the prior year

•	Table games revenues of $78.2 million, a 7.5% increase over the corresponding period in the prior year

•	Non-gaming revenues of $68.9 million, a 10.5% increase over the corresponding period in the prior year

•	Income from operations of $69.5 million, a 19.5% decrease from the corresponding period in the prior year

•	Net income of $9.3 million, a 69.8% decrease from the corresponding period in the prior year

•	Record Adjusted EBITDA, a non-GAAP measure more fully described below, of $95.7 million, a 10.2% increase over the corresponding period in the prior year

•	Completed the offering of $225.0 million 7 1/8% senior subordinated notes due 2014, the proceeds of which, together with $130.0 million of availability under the Authority’s bank credit facility, were used to repurchase substantially all of the outstanding 8 1/8% senior notes due 2006 and 8 3/8% senior subordinated notes due 2011

•	Formed a joint venture, Salishan-Mohegan, LLC, between a wholly owned subsidiary of the Authority and an unrelated third party, which entered into development and management agreements with the Cowlitz Indian Tribe for their planned casino in Clark County, Washington, or the Cowlitz Project

Results for the fiscal year ended September 30, 2004 were as follows:

•	Record gaming revenues of $1.13 billion, a 6.0% increase over the prior fiscal year

•	Gross slot revenues of $832.8 million, a 7.2% increase over the prior fiscal year, leading the State of Connecticut.

•	Table games revenues of $306.4 million, an 8.3% increase over the prior fiscal year

•	Non-gaming revenues of $242.8 million, a 10.8% increase over the prior fiscal year

•	Income from operations of $246.6 million, a 2.2% increase over the prior fiscal year

•	Net income of $102.9 million, a 7.5% increase over the prior fiscal year

•	Record Adjusted EBITDA of $344.1 million, a 10.7% increase over the prior fiscal year

Fourth Quarter Operating Results

Net revenues for the quarter ended September 30, 2004 increased by $15.0 million, or 4.7%, to $334.5 million from $319.5 million for the same period in the prior year. This increase is due primarily to the continued growth of gaming and non-gaming revenues, particularly from entertainment operations, as a result of enhanced awareness of Mohegan Sun’s gaming and non-gaming offerings and amenities in the Northeast United States gaming market.

Gaming revenues for the quarter ended September 30, 2004 increased by $11.9 million, or 4.2%, to $296.9 million from $285.0 million for the quarter ended September 30, 2003. This increase is due to higher slot and table games revenues.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended September 30, 2004 increased by $9.4 million, or 4.4%, to $222.1 million from $212.7 million for the same period in the prior year. The State of Connecticut reported slot revenues of $447.8 million and $427.1 million for the quarters ended September 30, 2004 and 2003, respectively, representing an increase of 4.8%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarters ended September 30, 2004 and 2003 was 8.0% and 8.2%, respectively. Slot handle for the quarter ended September 30, 2004 increased by $184.6 million, or 7.1%, to $2.78 billion from $2.59 billion for the quarter ended September 30, 2003. Gross slot win per unit per day was $386 and $383 for the quarters ending September 30, 2004 and 2003, respectively.

Table games revenues for the quarter ended September 30, 2004 increased by $5.5 million, or 7.5%, to $78.2 million from $72.7 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.3% for the quarter ended September 30, 2004 compared to 14.9% for the same period in the prior year. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Table games drop for the quarter ended September 30, 2004 increased by $23.2 million, or 4.8%, to $511.4 million from $488.2 million for the same period in the prior year. Table games revenues per unit per day was $2,925 and $2,933 for the quarters ending September 30, 2004 and 2003, respectively.

Non-gaming revenues for the quarter ended September 30, 2004 increased by $6.5 million, or 10.5%, to $68.9 million from $62.4 million for the same period in the prior year. Retail, entertainment and other revenues increased by $7.7 million, or 33.0%, to $31.1 million in the quarter ended September 30, 2004 from $23.4 million for the same period in the prior year. This increase in revenues is attributable to the increase in attendance at entertainment events hosted at the Mohegan Sun Arena, which provided $11.6 million of entertainment revenues in the quarter ended September 30, 2004 compared to $5.6 million for the same period in the prior year. The increase was also the result of substantially higher average ticket prices due to the increased number of star headliners performing. Hotel revenues decreased by $900,000, or 5.8%, to $14.2 million in the quarter ended September 30, 2004 from $15.1 million in the same period of the prior year. The average daily room rate, or ADR, was $133 with an occupancy rate of 95% for the quarter ended September 30, 2004 compared to an ADR of $146 and an occupancy rate of 91% for the same period in the prior year. Revenue per Available Room, or REVPAR, was $126 for the quarter ended September 30, 2004 compared to $133 for the same period in the prior year. The lower ADR in the quarter ended September 30, 2004 was a result of a 11% decrease in ADR for rooms utilized by our Players Club members. Increased hotel occupancy tends to contribute to growth in gaming, food and beverage, retail and entertainment revenues.

“We are quite pleased with our revenues for the quarter, but more importantly our ability to deliver a high margin on the strong volume,” said Mitchell Grossinger Etess, President and CEO of Mohegan Sun. “Our employees have done an outstanding job efficiently delivering a quality experience to our guests.”

Income from operations for the quarter ended September 30, 2004 decreased by $16.8 million, or 19.5%, to $69.5 million from $86.3 million for the quarter ended September 30, 2003. This decrease is attributable to a relinquishment liability reassessment charge of $3.9 million for the quarter ended September 30, 2004, which had the effect of increasing operating expenses, compared to a $22.7 million relinquishment liability reassessment credit for the quarter ended September 30, 2003, which had the effect of reducing operating expenses. The impact of the relinquishment liability reassessment was partially offset by the growth in net revenues.

Net income for the quarter ended September 30, 2004 decreased by $21.3 million, or 69.8%, to $9.3 million from $30.6 million for the same period in the prior year. The decrease in net income is primarily due to the decrease in income from operations, as discussed above, and a $33.9 million loss on early extinguishment of debt as a result of the Authority refinancing its $150.0 million 8 3/8% senior subordinated notes due 2011 and $200.0 million 8 1/8% senior notes due 2006, as more fully described below, compared to a $27.4 million loss in the same period in the prior year as a result of the Authority refinancing its 8 3/4% senior subordinated notes due 2009. The decrease in net income was partially offset by a decrease in the accretion of discount to the relinquishment liability of $900,000 to $7.5 million in the quarter ended September 30, 2004 from $8.4 million in the quarter ended September 30, 2003 and a decrease in interest expense of $800,000, or 4.0%, to $18.9 million from $19.7 million during the same period in the prior year. The weighted average outstanding debt was $1.05 billion in the quarter ended September 30, 2004, compared to $1.15 billion for the same period in the prior year. The weighted average interest rate was 7.2% for the quarter ended September 30, 2004 compared to 6.8% for the same period in the prior year.

Fiscal Year 2004 Operating Results

Net revenues for the fiscal year ended September 30, 2004 increased by $79.4 million, or 6.7%, to $1.26 billion from $1.18 billion for the prior fiscal year. This increase is attributable to growth in gaming and non-gaming revenues, offset by an increase of $8.1 million in promotional allowances from the prior year.

Gaming revenues for the fiscal year ended September 30, 2004 increased by $63.7 million, or 6.0%, to $1.13 billion from $1.06 billion for the prior fiscal year. This increase is due primarily to higher slot and table games revenues.

Gross slot revenues for the fiscal year ended September 30, 2004 were $832.8 million compared to $776.6 million in the prior fiscal year. Mohegan Sun exceeded the Connecticut slot revenue market growth rate for the fiscal year, as the Authority experienced an increase in gross slot revenues of 7.2% over the prior fiscal year. The State of Connecticut reported slot revenues of $1.63 billion and $1.56 billion for the fiscal years ended September 30, 2004 and 2003, respectively, representing an increase of 4.3%. Gross slot hold percentage was 8.1% for the fiscal year ended September 30, 2004 compared to 8.0% in the prior fiscal year. Slot handle for the fiscal year ended September 30, 2004 increased $640.0 million, or 6.6%, to $10.29 billion from $9.65 billion for the prior fiscal year. Gross slot win per unit per day was $366 and $347 for the fiscal years ending September 30, 2004 and 2003, respectively.

Table games revenues for the fiscal year ended September 30, 2004 increased by $23.4 million, or 8.3%, to $306.4 million from $283.0 million for the prior fiscal year. Table games hold percentage was 15.7% for the fiscal year ended September 30, 2004, compared to 15.4% for the prior fiscal year. Table games drop for the fiscal year ended September 30, 2004 increased by $118.8 million, or 6.5%, to $1.95 billion from $1.83 billion for the prior fiscal year. Table games revenues per unit per day was $2,938 and $2,974 for the fiscal years ending September 30, 2004 and 2003, respectively.

Non-gaming revenues for the fiscal year ended September 30, 2004 increased by $23.7 million, or 10.8%, to $242.8 million from $219.1 million for the prior fiscal year. This increase was primarily the result of a $16.8 million increase in entertainment revenues resulting from substantial increases in the number of event tickets sold and the average ticket price at the Mohegan Sun Arena. These increases were also the result of the increased number of star headliner performances during the fiscal year ended September 30, 2004. Hotel revenues decreased by $400,000, or 0.6%, to $52.0 million in the fiscal year ended September 30, 2004 from $52.4 million for the prior fiscal year. The number of occupied room nights for the fiscal year ended September 30, 2004 increased by approximately 39,000, or 11.7%, to 375,000 from 336,000 in the prior fiscal year. ADR was $132 with an occupancy rate of 87% for the fiscal year ended September 30, 2004 compared to an ADR of $149 and an occupancy rate of 78% for the prior fiscal year. REVPAR was $115 for the fiscal year ended September 30, 2004 versus $116 for the prior fiscal year. The lower ADR for the year ended September 30, 2004 was a result of a 13% decrease in ADR for rooms utilized by our Players Club members. Increased hotel occupancy tends to contribute to growth in gaming, food and beverage, retail and entertainment revenues.

Income from operations for the fiscal year ended September 30, 2004 increased by $5.3 million, or 2.2%, to $246.6 million from $241.3 million for the prior fiscal year. This increase is attributable to the growth in net revenues, offset substantially by the increase in gaming expenses and a relinquishment liability reassessment charge of $3.9 million for the quarter ended September 30, 2004, which had the effect of increasing operating expenses, compared to a $22.7 million relinquishment liability reassessment credit for the quarter ended September 30, 2003, which had the effect of reducing operating expenses.

Net income for the fiscal year ended September 30, 2004 increased by $7.2 million, or 7.5%, to $102.9 million from $95.7 million for the prior fiscal year. The increase in net income for the fiscal year ended September 30, 2004 over the prior fiscal year is due primarily to the increase in income from operations, as discussed above, a decrease in interest expense of $4.5 million and a decrease in the accretion of discount to the relinquishment liability of $3.7 million, partially offset by an increase in the loss on early extinguishment of debt of $6.7 million. The loss on early extinguishment of debt in the fiscal year ended September 30, 2004 is a result of the refinancing of the Authority’s 8 1/8% senior notes due 2006 and 8 3/8% senior subordinated notes due 2011, as more fully described below. Interest expense decreased by 5.4% to $79.0 million for the fiscal year ended September 30, 2004 from $83.5 million in the prior fiscal year. The weighted average outstanding debt was $1.09 billion in the year ended September 30, 2004, compared to $1.15 billion for the prior fiscal year. The weighted average interest rate was 7.3% for the fiscal years ending September 30, 2004 and 2003.

Commenting on the results, William J. Velardo, Chief Executive Officer of the Authority, said, “We are extremely pleased with the operating results for the quarter and fiscal year. Our success is the result of the outstanding work of our employees.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended September 30, 2004 totaled $95.7 million compared to $86.9 million for the same period in the prior year. Mohegan Sun achieved a 28.6% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended September 30, 2004 compared to a 27.2% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin was due primarily to significant decreases in the number of full-time employee equivalents for the quarter ended September 30, 2004 which resulted in lower labor costs, particularly in gaming operations, as well as reductions in casino promotion and marketing costs, partially offset by a lower than anticipated slot hold percentage for the quarter ended September 30, 2004.

“2004 was a tremendous year for Mohegan Sun,” said Jeffrey E. Hartmann, Chief Operating Officer of Mohegan Sun. “We have made significant margin improvement during the past year. In fiscal year 2005 our focus includes improving our information technology, product enhancement and our continued commitment to deliver outstanding customer service. Our primary challenge in fiscal year 2005 is the escalating cost of employee medical coverage, as the Authority anticipates this cost growing at a range of 10%-15%.”

Adjusted EBITDA for the fiscal year ended September 30, 2004 totaled $344.1 million compared to $310.7 million for the fiscal year ended September 30, 2003. Mohegan Sun achieved a 27.4% Adjusted EBITDA margin for the fiscal year ended September 30, 2004 compared to a 26.4% Adjusted EBITDA margin for the fiscal year ended September 30, 2003. The increase in the Adjusted EBITDA margin was primarily attributable to a reduction in full-time employee equivalents for the fiscal year ended September 30, 2004 which resulted in a lower growth in salaries and wages, particularly in gaming operations, where labor costs were reduced, as well as an improved table games hold percentage compared to the prior year and decreases in casino promotion, marketing and advertising costs.

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability and reassessment of the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2004, the Authority held cash and cash equivalents of $60.8 million, a decrease of $12.5 million from $73.3 million as of September 30, 2003. As of September 30, 2004, $179.7 million was outstanding under the bank credit facility, which consists of $91.7 million outstanding under the term loan and $88.0 million under the revolving loan. The Authority had approximately $202.8 million available for borrowing under the bank credit facility as of September 30, 2004. The Authority’s total debt was approximately $1.03 billion as of September 30, 2004.

“We are extremely happy with the financial results for the quarter and fiscal year. The Tribe and the Authority remain committed to operate Mohegan Sun effectively and reduce our leverage over the long term,” said Leo M. Chupaska, Chief Financial Officer of the Authority.

In July 2004, the Authority received the requisite consent from its lenders for Amendment No. 2 to the bank credit facility. Amendment No. 2, among other things, permitted the Authority to use the proceeds from its notes offering described below to repurchase its 8  3/8% senior subordinated notes due 2011. Amendment No. 2 also allows the Authority to prepay up to an additional $100.0 million in principal with respect to its other senior subordinated obligations.

In August 2004, the Authority issued $225.0 million 7 1/8% senior subordinated notes due 2014. The Authority used the net proceeds from this financing together with a $130.0 million draw under its bank credit facility to repurchase an aggregate principal amount of $186.0 million of its outstanding 8 1/8% senior notes due 2006 and $133.7 million of its outstanding 8 3/8% senior subordinated notes due 2011 and to pay related fees and expenses. The aggregate amount paid for the outstanding 8 1/8% senior notes due 2006 was $200.5 million, which included premium payments of $13.2 million and accrued interest of $1.3 million. The aggregate amount paid for the outstanding 8 3/8% senior subordinated notes due 2011 was $152.5 million, which included premium payments of $17.8 million and accrued interest of $995,000. As of September 30, 2004, the Authority had $14.0 million principal amount outstanding on its 8 1/8% senior notes due 2006 and $16.3 million principal amount outstanding on its 8 3/8% senior subordinated notes due 2011.

On October 14, 2004, the Authority received the requisite consent from its lenders to Amendment No. 3 to its bank credit facility. Amendment No. 3, among other things, provides for an increase in the total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan. Amendment No. 3 also permits the Authority to complete the Pocono Downs acquisition, as more fully described below, and certain other investments planned for Pocono Downs. Amendment No. 3 also modifies certain provisions of the Authority’s existing bank loan agreement governing the bank credit facility, including its covenants relating to total leverage ratio requirements. Pursuant to the terms of Amendment No. 3, the term loan commitment will reduce by approximately $13.6 million quarterly beginning on September 30, 2005 and continuing each quarter thereafter.

Leo M. Chupaska stated, “The approval of the credit facility amendments and the bond refinancing this past year has positioned the Authority to pursue its diversification strategy, as evidenced by our recent agreement to purchase the Pocono Downs racetrack.”

Capital expenditures totaled $30.7 million for the fiscal year ended September 30, 2004 versus $30.3 million for the prior fiscal year.

The Authority anticipates capital expenditures at Mohegan Sun to be between $45.0 million and $55.0 million for the fiscal year ending September 30, 2005, comprised primarily of anticipated maintenance capital expenditures. The

Authority has also agreed to pay $280.0 million, subject to certain adjustments, for the acquisition of Pocono Downs. The Authority also anticipates that it will spend up to $175.0 million on the construction, furnishing and equipping of a new slot machine facility at Pocono Downs, in addition to paying a one-time $50.0 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $65.0 million and $60.0 million for the fiscal years ended September 30, 2004 and 2003, respectively. Distributions to the Tribe are anticipated to total $67.5 million for fiscal year 2005.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, distributions to the Tribe and foreseeable capital expenditure requirements with respect to current operations for the next twelve months. The planned acquisition of Pocono Downs in December 2004 will be funded through the Authority’s recently amended bank credit facility. Subsequent investments in Pocono Downs related to the payment of a one time gaming license fee in Pennsylvania and the development of a slot machine facility at the racetrack will be funded through additional bank financing and/or the issuance of new senior subordinated notes.

Other Business Developments

On September 21, 2004, Salishan-Mohegan, LLC, or Salishan-Mohegan, entered into development and management agreements with the Cowlitz Indian Tribe for the Cowlitz Project. Under the terms of the development agreement, Salishan-Mohegan will carry out all activities that are necessary to develop the Cowlitz Project, including advising the Cowlitz Indian Tribe with its plan to place land into trust with the United States Department of the Interior, assisting the Cowlitz Indian Tribe in the negotiation of a compact with the State of Washington, assisting in the arrangement of financing for the Cowlitz Project and administering and overseeing the planning, design, development, and construction of the Cowlitz Project. The development agreement provides for certain development fees, as defined in the development agreement, to be paid to Salishan-Mohegan. The management agreement is for a seven year period during which Salishan-Mohegan will manage, operate, and maintain the planned casino. The management agreement also provides for a management fee, as defined in the management agreement, to be paid to Salishan-Mohegan. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington and the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Indian Tribe. The management agreement is subject to approval by the National Indian Gaming Commission, or the NIGC.

On October 14, 2004, the Authority entered into an agreement to purchase the Downs Racing, Inc. and its subsidiaries from subsidiaries of Penn National Gaming, Inc. Under the terms of the agreement, the Authority will acquire Pocono Downs, a standardbred harness racing facility located on approximately 400 acres of land in Wilkes-Barre, Pennsylvania and five Pennsylvania off-track wagering operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). Under the purchase agreement, the Authority will pay a purchase price of $280 million before adjustments and other costs. The transaction, expected to close prior to December 31, 2004, is subject to customary closing conditions and regulatory approvals and also provides the Authority with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

Following the closing of the Pocono Downs transaction, the Authority will obtain the right to apply for a Pennsylvania Category One slot machine license which, if approved, would initially permit the installation and operation of up to 3,000 slot machines at Pocono Downs. Upon the issuance of a gaming license, the Authority will proceed with its plans to open a new slot machine facility, which will also include restaurants, lounges and a small entertainment venue. The Authority anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of a gaming license.

On October 21, 2004, the Authority entered into a management agreement with the Menominee Indian Tribe of Wisconsin, or the Menominee Tribe, and the Menominee Kenosha Gaming Authority. The management agreement grants the Authority the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin, or the Menominee Project, for a period of seven years in consideration of a management fee, as defined in the management agreement. The management agreement is subject to approval by the NIGC.

“These three landmark transactions provide the foundation for the Mohegan Tribe’s long-term economic growth,” said Mark F. Brown, Chairman of the Authority’s Management Board. “Our culture has taught us that we must prepare for the welfare of the future generations of the Mohegan Tribe.”

The Tribe previously entered into an agreement with the developer for the Menominee Project under which the Tribe will lend the developer funds necessary to develop the Menominee Project, including administering and overseeing the planning, design, development, and construction of the Menominee Project. The Tribe has lent approximately $3.1 million to the developer for use in these efforts. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year end 2004 operating results on Tuesday, November 16, 2004 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

888-748-0596

(706) 643-0107(international)

Conference ID: 1723141

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Mohegan Sun/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Standard Time) on Tuesday, November 16, 2004. This replay will run through November 30, 2004.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 1723141

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority and Mohegan Sun

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, and the non-exclusive authority to conduct such activities elsewhere, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$60,794	$73,264
Receivables, net	13,178	13,434
Due from Tribe	52	2,453
Inventories	15,181	13,822
Other current assets	9,185	15,379

Total current assets	98,390	118,352

Non-current assets:
Property and equipment, net	1,327,443	1,386,338
Trademark and other intangible assets, net	127,550	129,375
Notes receivable from affiliate, net	2,760	—
Other assets, net	23,766	24,446

Total assets	$1,579,909	$1,658,511

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$23,272	$1,000
Current portion of relinquishment liability	88,530	85,865
Trade payables	25,710	25,670
Accrued interest payable	18,504	22,323
Other current liabilities	96,142	86,642

Total current liabilities	252,158	221,500

Non-current liabilities:
Long-term debt, net of current portion	1,003,051	1,101,649
Relinquishment liability, net of current	383,493	419,699
Other long-term liabilities	401	14,558

Total liabilities	1,639,103	1,757,406

Minority interest	1,845	—

Capital:
Retained deficit	(61,039)	(98,592)
Accumulated other comprehensive loss	—	(303)

Total capital	(61,039)	(98,895)

Total liabilities and capital	$1,579,909	$1,658,511

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended September 30, 2004	For the Quarter Ended September 30, 2003	For the Fiscal Year Ended September 30, 2004	For the Fiscal Year Ended September 30, 2003
Revenues:
Gaming	$296,911	$285,022	$1,125,145	$1,061,376
Food and beverage	23,637	23,924	89,850	87,040
Hotel	14,223	15,105	52,035	52,370
Retail, entertainment and other	31,073	23,357	100,903	79,654

Gross revenues	365,844	347,408	1,367,933	1,280,440
Less—Promotional allowances	(31,342)	(27,912)	(111,007)	(102,952)

Net revenues	334,502	319,496	1,256,926	1,177,488

Operating costs and expenses:
Gaming	164,470	160,766	631,498	603,555
Food and beverage	12,330	11,754	43,264	39,206
Hotel	4,984	4,571	15,440	14,137
Retail, entertainment and other	11,558	12,808	41,870	38,482
Advertising, general and administrative	45,205	42,718	179,179	171,362
Corporate development	234	—	1,566	—
Depreciation and amortization	22,293	23,240	93,595	92,123
Relinquishment liability reassessment	3,897	(22,710)	3,897	(22,710)

Total operating costs and expenses	264,971	233,147	1,010,309	936,155

Income from operations	69,531	86,349	246,617	241,333

Other income (expense) :
Accretion of discount to the relinquishment liability	(7,484)	(8,398)	(29,939)	(33,592)
Interest income	58	56	232	269
Interest expense	(18,894)	(19,680)	(78,970)	(83,492)
Loss on early extinguishment of debt	(33,890)	(27,396)	(34,138)	(27,396)
Write-off of debt issuance costs	—	—	—	(403)
Other expense, net	(88)	(346)	(933)	(1,034)

Total other expense	(60,298)	(55,764)	(143,748)	(145,648)

Income before minority interest	9,233	30,585	102,869	95,685
Minority interest	18	—	18	—

Net income	$9,251	$30,585	$102,887	$95,685

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Operating Results:
Gross revenues	$365,844	$347,408	$1,367,933	$1,280,440
Net revenues	334,502	319,496	1,256,926	1,177,488
Income from operations	69,531	86,349	246,617	241,333
Net income	9,251	30,585	102,887	95,685

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$95,739	$86,879	$344,127	$310,746
Adjusted EBITDA margin	28.6%	27.2%	27.4%	26.4%

Capital expenditures	$5,234	$7,939	$30,680	$30,277
Cash interest paid	$29,040	$30,330	$75,282	$84,716

Balance Sheet Data:
Total assets	$1,579,909	$1,658,511	$1,579,909	$1,658,511
Total debt	1,026,323	1,102,649	1,026,323	1,102,649
MOHEGAN TRIBAL GAMING AUTHORITY SUPPLEMENTAL DATA –OPERATING STATISTICS (unaudited)
	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Win Per Unit Per Day:
Slot (gross)	$386	$383	$366	$347
Table Games	2,925	2,933	2,938	2,974

Hold Percentage:
Slot (gross)	8.0%	8.2%	8.1%	8.0%
Table games	15.3%	14.9%	15.7%	15.4%

Slot Market Share:
Slot handle market share	50.4%	50.0%	51.3%	50.3%
Slot win market share	49.6%	49.8%	51.0%	49.6%
Slot handle efficiency	107.3%	105.1%	106.9%	103.9%
Slot win efficiency	105.7%	104.7%	106.4%	102.6%

Hotel Statistics:
Hotel occupancy%	95%	91%	87%	78%
Average Daily Rate (ADR)	$133	$146	$132	$149
Revenue Per Available Room (REVPAR)	$126	$133	$115	$116

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Adjusted EBITDA	$95,739	$86,879	$344,127	$310,746
Depreciation and amortization	(22,293)	(23,240)	(93,595)	(92,123)
Relinquishment liability reassessment	(3,897)	22,710	(3,897)	22,710
Accretion of discount to the relinquishment liability	(7,484)	(8,398)	(29,939)	(33,592)
Interest income	58	56	232	269
Interest expense	(18,894)	(19,680)	(78,970)	(83,492)
Loss on early extinguishment of debt	(33,890)	(27,396)	(34,138)	(27,396)
Write-off of debt issuance costs	—	—	—	(403)
Other expense, net	(88)	(346)	(933)	(1,034)

Net income	$9,251	$30,585	$102,887	$95,685

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability and reassessment of the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, loss on early extinguishment of debt and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut November 16, 2004

CONTACTS: William J. Velardo Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000